Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

CYBER DIGITAL, INC.

(under Section 805 of the Business Corporation Law)

Cyber Digital, Inc., a corporation organized and existing under the laws of the State of New York (the "Corporation"), does hereby certify as follows:

    The name of the Corporation is Cyber Digital, Inc.
    The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of New York on April 4, 1983.
    The amendment of the Certificate of Incorporation of the Corporation effected by this certificate of amendment is as follows:

    To change the aggregate number of shares the Corporation has the authority to issue and the par value of the Corporation's common stock by increasing the number of authorized shares of the Corporation's common stock from the currently authorized 60,000,000 shares, par value $0.01 per share, to 450,000,000 shares, par value $0.0066667 per share.

    The corporation is currently authorized to issue 60,000,000 shares of common stock at $0.01 par value and 10,000,000 shares of preferred stock at $0.05 par value. Of the currently authorized 60,000,000 shares of common stock, 33,529,813 shares of common stock are issued and 26,470,187 shares of common stock are unissued. The 33,529,813 previously issued shares of common stock will be changed into 33,529,813 shares of common stock at a par value of $0.0066667 per share at a rate of one old share for every one new share. The 26,470,187 unissued shares of common stock will be changed into 26,470,187 shares of common stock with $0.0066667 par value at a rate of one share for every one new share.

    To accomplish the foregoing amendment, the first sentence of the first paragraph of Article Fourth of the Certificate of Incorporation of the Corporation, relating to the aggregate number of shares which the Corporation is authorized to issue and classes thereof, is hereby amended as follows:

    "FOURTH: The total number of shares of capital stock that the Corporation is authorized to issue is 460 million, of which 10 million shares shall be shares of Preferred Stock, having a par value of $0.05 per share, and 450 million shares shall be shares of Common Stock, having a par value of $0.0066667 per share."

    The foregoing amendment to the Certificate of Incorporation was authorized at a duly held meeting of the board of directors of the Corporation pursuant to the authority expressly vested in it by the Corporation's Certificate of Incorporation and was duly adopted by the vote of the holders of at least a majority of all outstanding shares of the Corporation entitled to vote thereon at the Corporation's Annual Meeting of Stockholders held on November 30, 2007.

IN WITNESS WHEREOF, the undersigned is signing this certificate of amendment of the Corporation's Certificate of Incorporation on January 9, 2007.

/s/ J.C. Chatpar
J.C. Chatpar, Chief Executive Officer